Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-298952) on Form S-3 of Katapult Holdings, Inc. of our report dated March 25, 2026, relating to the consolidated financial statements of Aaron's Intermediate Holdco, Inc. as of December 31, 2025 and 2024 (Successor), for the year ended December 31, 2025 (Successor), the period from October 4, 2024 through December 31, 2024 (Successor), and the period from January 1, 2024 through October 3, 2024 (Predecessor), appearing in the Registration Statement (No. 333-296909) on Form S-4 of Katapult Holdings, Inc.

We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/ Elliott Davis, PLLC

Charlotte, North Carolina

October 2, 2026